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EX-99 PREPARED BY:

                                  EXHIBIT 99.1

                                 [WHY USA LOGO]

                                February 12, 2008

To My Fellow Shareholders:

I am writing this letter to you in order to share with you a new vision for WHY USA. Please allow me to review our current status, impending actions, recent accomplishments, and the repositioning of WHY USA. On behalf of the Board of Directors and the management of WHY USA Financial Group, Inc., I thank you, each and every one, for your belief in this opportunity and for your continued support, consideration, and interest.

The management of WHY USA has been working vigorously on maximizing the value of the company by preparing it to become (once again) a fully reporting issuer as per the guidelines set forth by the Securities and Exchange Commission (the "SEC"). Over the past few years the company has not been able to comply with the many new and varied regulatory reporting requirements of Sarbanes-Oxley Act of 2002 or SOX for short. The SOX requirements add significant burdens to small public companies with both additional costs and the additional time that it takes away from the core business for our key personnel. For a small public company like ours we have focused on running the core business. These issues have caused the company to trade on what is commonly called the "Pink Sheets" rather than the Over the Counter Bulletin Board (OTC-BB); both are electronic trading systems, with the Pink Sheets having limited market maker support. The lack of market maker support has made it difficult for the company's shares to trade, as is apparent by the market for the company's shares (ticker symbol -
WUFG). The Board of Directors together with management began a long and arduous process of restructuring and strategically positioning the company in order to become a compliant and fully reporting company. We believe that we are nearly there and have achieved several significant milestones along the way. Our goal is to once again become a fully reporting company trading on the OTC-BB with market maker support on a fully disclosed basis so that investors can properly value the opportunity we feel WHY USA represents. With that achieved we hope to position the company to obtain a senior exchange listing and roll out our vision to maximize shareholder value. It is critical for our company to have the support of its our shareholders, management team, and Board of Directors.

We would like everyone to know the results to date and our plans; we have eliminated over $4 million in debt (either paid down or converted to equity) and reduced annual expenses by $1.6 million. The company has retained the services of a highly regarded audit and accounting firm, Pannell Kerr Forster of San Diego ("PKF"). PKF is a member of the American Institute of Certified Public Accountants ("AICPA"), SEC Practice Section under the review and auspices of the Public Company Accounting Oversight Board ("PCAOB"). The PCAOB is a private-sector, non-profit corporation, created by Sarbanes-Oxley Act of 2002, to oversee the auditors of public companies in order to protect the interest of investors and further public interest in the preparation of informative, fair and independent audit reports. With PKF we will provide the necessary informative, fair and independent audit reports to become SOX compliant. During the past 18 months the Board of Directors has taken a number of action steps to ensure these compliance efforts and ultimately reach a fully reporting status once again and begin trading on the OTC-BB. We also expect our subsidiaries to be valuable assets and we have put together a team to accomplish the aforementioned reports. These action steps are significant and outlined below.

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The company has recently retained the services of iCapital Finance, Inc. as our lead financial advisor. iCapital has a great deal of experience working with micro-cap public companies such as ours. iCapital will provide a wide range of financial advisory services, including merger and acquisition advisement, financing options, strategic planning, and financial consulting. We are excited about the opportunity to work closely with iCapital's principals on our strategic plans as well as our compliance efforts. Mr. Randall Letcavage, as well as his staff of varied professionals, will enhance the company's ability to work through and solve any issues that may arise. Whether these are financial or operational in nature, iCapital will be there to assist us.

Recently the company has retained the services of Mr. Kenneth Yonika as our interim Chief Financial Officer. Mr. Yonika's background as a certified public accountant ("CPA"), while with one of the Big 4 accounting firms; as well as 15 years of experience with public company reporting (SOX included) at the highest and most sophisticated levels in the industry, will guide us to SOX compliance and a fully reporting status. Ken has been through this process numerous times with many companies and has achieved resounding success in completing his goals for those companies. Ken is a consummate professional, top in his field, and WHY USA is proud to have him on board as a critical part of the management team.

Through iCapital the company has retained the services of Premier Media Services, Inc. ("Premier"). Premier will handle all of our shareholder/investor relations services. With the support of their principal owner, Ms. Kelly Black, the company is developing a campaign to inform our shareholders as well as future shareholders about our company and its value. Premier has a history of success and has begun developing a road show for the company that will highlight our unique $990 marketing campaign as "AMERICA'S REAL ESTATE ALTERNATIVE" and other corporate activities. Ms. Black, and her team of professionals, will be available for any questions that you might have. We think you will be impressed.

The plan, in addition to compliance and strengthening our core business, we believe will create additional shareholder value. We believe that, as we become a fully reporting public company, our four subsidiary corporations could ultimately become fully reporting listed public entities themselves, through a series of properly structured transactions. We are intent upon creating shareholder value and the board of directors will be examining a number of methods to unlock the potential value of our core business and subsidiaries. This may include; strategic partnering alternatives, additional capital infusions, or spin-offs of our four subsidiary corporations. Each of these alternatives would need to be examined from a legal, tax, and regulatory perspective. Our core focus would continue to be the further development of our real estate and financial services platform on a national level. The board of directors will continue to examine those opportunities that add further and significant complimentary services and uniquely position the company to take advantage of current market conditions and opportunities that present themselves.

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While I am proud of these achievements, I would like to discuss the market and status of the industry in which our company operates. We are all concerned about what has been described as the "Mortgage Meltdown" and nationwide real estate foreclosures. You, as shareholders, are correctly very much concerned. The "Sub-Prime" mess that has plagued the mortgage and financial services industry has had a negative effect on our company and its operations as well. Fortunately, by design, we have not been dealt the "death blows" that have shuttered many of our competitors. While we have originated approximately $7 billion in mortgages over the years, we have purposefully stayed away from being a "Sub-Prime" lender. In fact, through our warehouse facilities we have not funded anything less than what is considered "A" paper. While many thought we were operating too conservatively, management never lost sight of the risk involved to the company and especially to our shareholders. Our risk is primarily limited to first payment defaults, and because of our standards of processing and underwriting I AM PROUD TO REPORT THAT TO DATE WE HAVE NOT HAD TO BUY BACK ONE SINGLE LOAN. This is an achievement that speaks to the ability and professionalism of our management and staff. We believe that this will give us the opportunity to increase market share in the regional markets in which we originate. Our approximately 40 WHY USA brokers continue to build their businesses, in 14 states, with success. The $990 program is working as planned with plenty of listing opportunities, and even with sale numbers off, there is still a huge market. Our professional franchisees have seen cycles in the real estate industry and are armed with a program that others can not professionally or financially compete with. Working together we will see this one through as evidenced by the number of leads/interests from our web site, www.whyusa.com. The cycle continues and we are currently seeing the signs of a turn around and are looking forward to the balance of 2008.

We want you to be part of our plans and we thank you for your continued support of WHY USA. You can expect to hear more from us in the future and if you have any questions don't hesitate to call.

Sincerely,

/s/ James Kylstad
James B. Kylstad
Chairman and CEO